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VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2013 SECOND QUARTER RESULTS

ST. LOUIS, MO - August 12, 2013 - Victor Technologies Group, Inc. (the "Company") today reported results for the three and six months ended June 30, 2013 as follows:

($'s in thousands)
	Three Months Ended
	June 30, 2013	June 30, 2012	% Change
Net Sales	$126,723	$132,257	(4.2)%
Net Income	9,755	5,986	63.0%
Adjusted EBITDA	25,675	24,956	2.9%

	Six Months Ended
	June 30, 2013	June 30, 2012	% Change
Net Sales	$250,655	$259,128	(3.3)%
Net Income	10,464	11,198	(6.6)%
Adjusted EBITDA	48,927	45,966	6.4%

Financial Review for the Three Months Ended June 30, 2013
Net sales in the second quarter of 2013 were $126.7 million, a decrease of 4.2% as compared to the second quarter of 2012, primarily due to a 5.9% decrease in sales volumes and an additional 0.5% decrease attributable to foreign currency translation. This decrease was partially offset by a 2.2% increase in net sales associated with price increases. Stated in local currencies, net sales decreased 3.7%, with U.S. sales decreasing 3.0% and international sales decreasing 4.4%.
Gross margin as a percentage of net sales increased from 35.6% in the second quarter of 2012 to 38.8% in the second quarter of 2013. In the second quarter of 2013, the Company recorded a $0.6 million credit to cost of goods sold related to the last-in first-out (“LIFO”) inventory method as overall deflation of manufacturing costs is expected in the current year due to our cost reduction programs. Additionally, the current quarter included $0.1 million of severance costs. The second quarter of 2012 included a $0.4 million charge to costs of goods sold related to LIFO as inflation of manufacturing costs were expected in the prior year. Excluding these items, adjusted gross margin as a percentage of sales was 38.4% in the second quarter of 2013 compared to 35.9% in the second quarter of 2012. This remaining increase is due primarily to the beneficial impact of manufacturing efficiencies including those arising from our Victor Continuous Improvement (“VCI”) program to lower costs and improve efficiency, as well as the impact of higher sales prices.
Selling, general and administrative (“SG&A”) costs decreased approximately $0.4 million over the comparable period of 2012. This decrease is primarily a result of one-time expenses associated with the Company's name change in the prior year, partially offset by slightly higher salaries and benefits associated with merit increases in 2013.

Restructuring activities in the second quarter of 2013 included a $2.1 million reduction in the pension benefit costs recorded in the first quarter for terminated employees, resulting in an overall restructuring credit of $1.3 million in the second quarter of 2013. Excluding this impact, the restructuring costs in the quarter ended June 30, 2013 were $0.8 million, which primarily related to pension settlement costs and a change in the estimated severance costs due to a change in the number of employees impacted by the restructuring of the Company's Melbourne, Australia manufacturing operations.
Interest expense, net, remained flat at $8.5 million in the second quarter of 2013 as compared to the second quarter of 2012.
The effective tax rate for the second quarter of 2013 was 22.8%. The decrease in the effective tax rate from 27.0% for the second quarter of 2012 is primarily a result of the Company's election to claim foreign tax credits in 2013.
For the second quarter of 2013, net income was $9.8 million, compared to $6.0 million in the second quarter of 2012.  The higher net income for the second quarter of 2013 reflects decreased manufacturing costs and lower restructuring and SG&A costs as compared to the comparable period in the prior year. This increase in net income was partially offset by a lower net sales base as compared to the second quarter of 2012.
Adjusted EBITDA was $25.7 million, or 20.3% of net sales, in the second quarter of 2013, an increase from $25.0 million, or 18.9% of net sales, in the second quarter of 2012 as improved operating efficiencies and restructuring initiatives have lowered our costs and offset the impact of lower sales compared to prior year.

Financial Review for the Six Months Ended June 30, 2013
Net sales in the first six months of 2013 were $250.7 million, a decrease of 3.3% as compared to the first six months of 2012, primarily due to a 4.4% decrease in sales volumes and an additional 0.4% decrease attributable to foreign currency translation. This decrease was partially offset by a 1.5% increase in net sales associated with price increases. Stated in local currencies, net sales decreased 2.9%, with U.S. sales decreasing 1.9% and international sales decreasing 4.1%.
Gross margin as a percentage of net sales increased from 35.1% in the first six months of 2012 to 37.6% in the first six months of 2013. In the first six months of 2013, the Company recorded a $0.3 million credit to cost of sales related to the LIFO inventory method as overall deflation of manufacturing costs is expected in the current year due to our cost reduction programs. Additionally, the first half of 2013 included $0.2 million of severance costs. The first six months of 2012 included a $0.1 million charge to costs of sale related to LIFO as inflation of manufacturing costs were expected in the prior year. Excluding these items, gross margin as a percentage of sales was 37.6% in the first six months of 2013 compared to 35.2% in the first six months of 2012. This remaining increase is due to the beneficial impact of manufacturing efficiencies arising from our VCI program to lower costs and improve efficiency, as well as the impact of higher sales prices.
SG&A costs decreased approximately $0.2 million over the comparable period of 2012. This decrease is primarily a result of one-time expenses associated with the Company's name change in the prior year, partially offset by slightly higher salaries and benefits associated with merit increases in 2013.
Restructuring charges in the first six months of 2013 totaled $5.5 million, consisting primarily of employee termination benefit costs related to the restructuring of the Company's Melbourne, Australia manufacturing operations. The Company expects to record approximately $0.2 million of additional costs, which are primarily pension settlement charges, in the third quarter of 2013 related to these activities. Substantially all of the remaining payments are expected to be made in the third quarter as well.
Interest expense, net, was $16.9 million in the first six months of 2013, compared to $15.2 million in the first six months of 2012. This increase in the first six months of 2013 is primarily the result of two full quarters of interest expense on the $100 million of Senior Secured Notes due 2017 which were issued on March 6, 2012.

The effective tax rate for the first six months of 2013 was 22.8%. The decrease in the effective tax rate from 30.0% for the first six months of 2012 is primarily a result of the Company's election to claim foreign tax credits in 2013.
For the first six months of 2013, net income was $10.5 million compared to $11.2 million in the first six months of 2012.  The lower net income for the first six months of 2013 reflects a lower net sales base and higher restructuring costs, as well as increased interest expense, as compared to the first six months of 2012. This decrease in net income was partially offset by decreased manufacturing costs and a lower income tax provision as compared to the same period in the prior year.
Adjusted EBITDA was $48.9 million, or 19.5% of net sales, in the first six months of 2013, as compared to $46.0 million, or 17.7% of net sales, in the first six months of 2012 as improved operating efficiencies and restructuring initiatives have lowered our costs and offset the impact of lower sales compared to prior year.

Cash Flows and Liquidity
Cash flows from operating activities provided $13.3 million of cash in the first six months of 2013, as compared to $6.2 million of cash provided in the comparable period of 2012. This increase in cash flow was driven largely by lower uses of cash for variable compensation plans.
Capital spending, primarily for manufacturing equipment purchases, totaled $3.2 million and $5.7 million in the first six months of 2013 and 2012, respectively.
As of June 30, 2013, combined cash and availability under the Company's Working Capital Facility was $95.4 million.

Outlook for Remainder of 2013
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “We were pleased to deliver strong financial results in the second quarter of 2013. Despite soft global market conditions, adjusted gross margin increased 250 basis points compared to the prior year quarter while adjusted EBITDA margin increased 140 basis points to 20.3%. These increases were primarily a result of the continued successful execution of our ongoing Victor Continuous Improvement program to lower material costs, optimize materials usage and improve manufacturing efficiencies throughout our global operations."
“With a healthy pipeline of new products and the continued execution of our VCI program we will continue our strategy to drive for market share gains and EBITDA margin improvement,” Mr. Quinn added.

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Adjusted Gross Margin and sales stated in local currency, or "Organic Net Sales", (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.
We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO adjustments, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, one-time expenses associated with the Company's name change, product rebranding expenses, and a gain on an Australian Dollar derivative. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include, but are not limited to, LIFO and severance expenses. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. We define Organic Net Sales as reported net sales less foreign currency impacts.
Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.
Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Income to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference to discuss financial results on August 13, 2013 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-800-988-9649
International: 1-210-234-0013
Conference ID: 6628255
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, gas control and specialty welding equipment under brand names that include Victor®, Victor® Thermal Dynamics®, Victor® Arcair®, Victor® Turbo Torch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
($'s in thousands)

	Three Months Ended		Three Months Ended
	June 30, 2013	% of Sales	June 30, 2012	% of Sales

Net sales	$126,723	100.0%	$132,257	100.0%
Cost of goods sold	77,615	61.2%	85,114	64.4%
Gross margin	49,108	38.8%	47,143	35.6%
Selling, general and administrative expenses	27,041	21.3%	27,459	20.8%
Amortization of intangibles	1,642	1.3%	1,584	1.2%
Restructuring (credit) costs	(1,327)	(1.0)%	848	0.6%
Operating income	21,752	17.2%	17,252	13.0%
Other expense:
Interest, net	(8,455)	(6.7)%	(8,453)	(6.4)%
Amortization of deferred financing costs	(661)	(0.5)%	(604)	(0.5)%
Income before income tax provision	12,636	10.0%	8,195	6.2%
Income tax provision	2,881	2.3%	2,209	1.7%
Net income	$9,755	7.7%	$5,986	4.5%

	Six Months Ended		Six Months Ended
	June 30, 2013	% of Sales	June 30, 2012	% of Sales

Net sales	$250,655	100.0%	$259,128	100.0%
Cost of goods sold	156,399	62.4%	168,117	64.9%
Gross margin	94,256	37.6%	91,011	35.1%
Selling, general and administrative expenses	53,715	21.4%	53,901	20.8%
Amortization of intangibles	3,288	1.3%	3,167	1.2%
Restructuring costs	5,528	2.2%	1,659	0.6%
Operating income	31,725	12.7%	32,284	12.5%
Other expense:
Interest, net	(16,866)	(6.7)%	(15,183)	(5.9)%
Amortization of deferred financing costs	(1,308)	(0.5)%	(1,100)	(0.4)%
Income before income tax provision	13,551	5.4%	16,001	6.2%
Income tax provision	3,087	1.2%	4,803	1.9%
Net income	$10,464	4.2%	$11,198	4.3%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($'s in thousands)

	June 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$40,114	$32,379
Accounts receivable, net	77,172	64,986
Inventory	101,636	100,609
Prepaid expenses and other	12,201	12,492
Prepaid income taxes	1,872	—
Deferred tax assets	2,423	2,423
Assets held for sale	11,430	—
Total current assets	246,848	212,889
Property, plant and equipment, net	56,621	75,894
Goodwill	181,322	187,123
Intangibles, net	133,711	136,788
Deferred financing fees	14,178	15,486
Other assets	556	559
Total assets	$633,236	$628,739

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of other long-term obligations	$1,319	$1,563
Accounts payable	36,846	29,709
Accrued and other liabilities	33,459	36,717
Accrued interest	1,477	1,479
Income taxes payable	985	312
Deferred tax liabilities	4,436	4,436
Total current liabilities	78,522	74,216
Long-term obligations, less current maturities	357,233	357,520
Deferred tax liabilities	78,618	80,767
Other long-term liabilities	16,063	18,801
Total stockholders' equity	102,800	97,435
Total liabilities and stockholders' equity	$633,236	$628,739

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
($'s in thousands)

	Six Months Ended
	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$10,464	$11,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,803	10,290
Deferred income taxes	1,323	1,980
Stock compensation expense	618	378
Non-cash interest expense	367	214
Restructuring costs, net of payments	474	(753)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,431)	(12,772)
Inventory	(3,228)	(5,219)
Prepaid expenses	154	831
Accounts payable	8,218	8,029
Accrued interest	(2)	399
Accrued taxes	(1,485)	(1,776)
Accrued and other	(23)	(6,584)
Net cash provided by operating activities	13,252	6,215

Cash flows from investing activities:
Capital expenditures	(3,245)	(5,700)
Other	(219)	(289)
Net cash used in investing activities	(3,464)	(5,989)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	—	100,000
Senior Secured Notes discount	—	(5,200)
Dividend payment to Parent	—	(93,507)
Repayments of other long-term obligations	(887)	(818)
Deferred financing fees	—	(4,409)
Other	(54)	(488)
Net cash used in financing activities	(941)	(4,422)

Effect of exchange rate changes on cash and cash equivalents	(1,112)	108

Total increase (decrease) in cash and cash equivalents	7,735	(4,088)
Total cash and cash equivalents beginning of period	32,379	20,856
Total cash and cash equivalents end of period	$40,114	$16,768

Income taxes paid	$3,187	$4,536
Interest paid	$16,278	$16,919

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1) and Gross Margin to Adjusted Gross Margin (1)
(Unaudited)
($'s in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net income	$9,755	$5,986	$10,464	$11,198
Plus:
Depreciation and amortization	5,422	5,199	10,803	10,290
Interest expense, net	8,455	8,453	16,866	15,183
Income tax provision	2,881	2,209	3,087	4,803
EBITDA (1)	$26,513	$21,847	$41,220	$41,474

LIFO method charge (credit) to cost of sales	(569)	380	(276)	80
Restructuring and other severances	(1,298)	1,181	6,063	2,101
Irving Place Capital management fees and expenses	755	613	1,340	1,189
Stock compensation expense	312	191	618	378
Company name change expenses	—	744	—	744
Product rebranding expenses	188	—	188	—
Gain on Australian dollar derivative used to hedge proceeds for property held for sale	(226)	—	(226)	—
Adjusted EBITDA (1)	$25,675	$24,956	$48,927	$45,966
% of Sales	20.3%	18.9%	19.5%	17.7%

Other Information:
Gross Margin, as reported	$49,108	$47,143	$94,256	$91,011
% of Sales	38.8%	35.6%	37.6%	35.1%
Plus:
LIFO method charge (credit) to cost of sales	(569)	380	(276)	80
Severance	69	—	179	—
Adjusted Gross Margin (1)	$48,608	$47,523	$94,159	$91,091
% of Sales	38.4%	35.9%	37.6%	35.2%

(1) A non-GAAP measure

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Reported Net Sales to Organic Net Sales (1)
(Unaudited)
($'s in thousands)

	Three Months Ended
	June 30, 2013	June 30, 2012	% Change
Net Sales:
Reported	$126,723	$132,257	(4.2)%
Foreign Currency	684	—	(0.5)%
Organic	$127,407	$132,257	(3.7)%

	Six Months Ended
	June 30, 2013	June 30, 2012	% Change
Net Sales:
Reported	$250,655	$259,128	(3.3)%
Foreign Currency	1,047	—	(0.4)%
Organic	$251,702	$259,128	(2.9)%

(1) A non-GAAP measure